Exhibit 25

 GUARANTY

 GUARANTY, dated as of July 18, 2007 by ROBERT F.X. SILLERMAN (the “Guarantor”), in favor of BEAR, STEARNS INTERNATIONAL LIMITED, or any affiliate (whether or not currently extant) (the “Beneficiary”).

1.             Guaranty and Contingencies

(i)
To induce the Beneficiary to enter into the Master Agreement (as defined below) with THE TOMORROW FOUNDATION (“Guaranteed Entity”), the Guarantor irrevocably and unconditionally guarantees to the Beneficiary, its successors and permitted assigns, the prompt payment by Guaranteed Party, on demand, of the net amount due and payable to the Beneficiary in respect of the Master Agreement, subject to any applicable grace period thereunder, whether on settlement of any of the Transactions under the Master Agreement or as a result of termination of any of or all of such Transactions (the “Obligations”).

The “Master Agreement” is the ISDA 1992 Form Master Agreement (Multi-Currency—Cross-Border) deemed entered into between the Beneficiary and the Guaranteed Entity pursuant to the Confirmations of even date herewith relating to the Put Option.

The “Put Option” means the physically-settled put option relating to 3,000,000 shares of CKX, Inc. (“CKX”) sold by the Guaranteed Party to the Beneficiary, subject to adjustment as therein described.

(ii)
In addition to any charge, pledge, security interest or right of setoff otherwise granted to the Beneficiary in respect of Guarantor’s property (whether contractual, statutory or common law)., the Guarantor hereby grants a security interest in, and right of setoff with respect to, all of the Permitted Collateral (and any proceeds thereof) in respect of the Guarantor’s obligations in respect of this Guaranty.

The Guarantor agrees that at all times from the date hereof until the Settlement Date under the Put Option, that Adjusted Value of any Permitted Collateral posted as collateral by the Guaranteed Entity under the Put Option or held in Guarantor’s account number 353-01665 held at Beneficiary will equal or exceed the Exposure.

“Permitted Collateral” means any combination of (A) USD cash or (B) other securities to the extent and so long as Beneficiary determines, in its sole and absolute discretion, such securities are Permitted Collateral hereunder held in Guarantor’s account(s) at Beneficiary.

“Adjusted Value” means (A) in the case of USD cash, the amount of such cash and (B) in the case of other securities, the amount determined at any time by Beneficiary, in its sole and absolute discretion, to be the Adjusted Value thereof.

“Exposure” means for any Credit Support Valuation Date, the product of (i) the Number of Options and (ii) the greater of (A) zero or (B) (I) the Strike Price minus (II) the then-current market value of one Share as determined by Bear Stearns.

(iii)
The Guarantor hereby waives acceptance of this Guaranty, diligence, promptness, presentment, demand on Guaranteed Party for payment, protest of nonpayment and all notices of any kind. In addition, the Guarantor's obligations hereunder shall not be affected by the existence, validity, enforceability, perfection, or extent of the Obligations or of any collateral therefor. The Beneficiary shall not be obligated to proceed against  Guaranteed Party before claiming under this  Guaranty nor to file any claim relating to the Obligations in the event that  Guaranteed Party becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Beneficiary so to file shall not affect the  Guarantor's obligations hereunder. The Guarantor agrees that his obligations under this Guaranty constitute a guaranty of payment and not of collection.

2.             Consents, Waivers and Renewals

The  Guarantor agrees that the Beneficiary, may at any time and from time to time, either before or after the maturity thereof, without notice to or further consent of the  Guarantor, extend the time of payment of, exchange or surrender any collateral for, or renew any of the Obligations, and may also make any agreement with  Guaranteed Party or with any other party to or person liable on any of the Obligations, or interested therein, for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Beneficiary and  Guaranteed Party or any such other party or person, without in any way impairing or affecting this  Guaranty. The Guarantor agrees that the Beneficiary may resort to the Guarantor for payment of any of the Obligations, whether or not the Beneficiary shall have resorted to any collateral security, or shall have proceeded against any other obligor principally or secondarily obligated with respect to any of the Obligations.

3.	Expenses

The  Guarantor agrees to pay on demand all out-of-pocket expenses (including without limitation the reasonable fees and disbursements of the Beneficiary's counsel) incurred in the enforcement or protection of the rights of the Beneficiary hereunder; provided that the  Guarantor shall not be liable for any expenses of the Beneficiary if no payment under this  Guaranty is due.

4.             Subrogation

The Guarantor will not exercise any rights that he may acquire by way of subrogation until all Obligations to the Beneficiary shall have been paid in full. If any amount shall be paid to the  Guarantor in violation of the preceding sentence, such amount shall be held for the benefit of the Beneficiary and shall forthwith be paid to the Beneficiary to be credited and applied to the Obligations, whether matured or unmatured. Subject to the foregoing, upon payment of all the Obligations, the Guarantor may, at his election, be subrogated to the rights of the Beneficiary against Guaranteed Party and, should the Guarantor elect to be so subrogated, the Beneficiary agrees to take at the Guarantor's expense such steps as the Guarantor may reasonably request to implement such subrogation.

5.	Cumulative Rights

No failure on the part of the Beneficiary to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Beneficiary of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power. Each and every right, remedy and power hereby granted to the Beneficiary or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Beneficiary from time to time.

6.	Representations and Warranties

(i)	The Guarantor is a natural person.

(ii)	The execution, delivery and performance of this Guaranty do not conflict with any provision of law or any regulation or of any agreement binding upon the Guarantor.

(iii)
No consent, licenses, approvals and authorizations of and registrations with or declarations to any governmental authority are required in connection with the execution, delivery and performance of this Guaranty.

(iv)
This  Guaranty constitutes the legal, valid and binding obligation of the  Guarantor, enforceable against the  Guarantor in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

7.             Continuing Guaranty

The Guaranty shall remain in full force and effect and be binding upon the Guarantor and his successors and permitted assigns, and inure to the benefit of the

Beneficiary and its successors and permitted assigns, until all of the Obligations have been satisfied in full. In the event that any payment by Guaranteed Party in respect of any Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder in respect of such Obligations as if such payment had not been made.

8.             Notices

All notices in connection with this  Guaranty shall be deemed effective, if in writing and delivered in person or by courier, on the date delivered to the following address (or such other address which the  Guarantor shall notify the Beneficiary of in writing):

Mr. Robert F.X. Sillerman
c/o CKX, Inc.
650 Madison Avenue, 16th Floor
New York, NY 10022

9.             Governing Law and Jurisdiction

The Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to choice of law doctrine.

10.	Forum

With respect to any suit, action or proceedings relating to this Guaranty (“Proceedings”), the Guarantor irrevocably:

(i)	submits to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York, New York, and

(ii)
waives any objection which he may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party.

IN WITNESS WHEREOF, this Guaranty has been duly executed and delivered by the Guarantor to the Beneficiary as of the date first above written.

Robert F.X. Sillerman

By:	/s/ Robert F.X. Sillerman